Exhibit  14



                             MACDERMID INCORPORATED

                                  ETHICS POLICY

                                       AND

                              CORPORATE COMPLIANCE

                                     MANUAL



                           A MESSAGE FROM THE CHAIRMAN
                           ---------------------------


          MacDermid is committed to building one of the world's greatest industrial companies. A key component of this commitment is adherence to the highest ethical standards and full compliance with all laws that govern our operations. This commitment is a shared responsibility. All MacDermid employees, officers and directors are responsible for complying with the laws that affect their daily responsibilities, and for promptly reporting any suspected violations of the law or other legal concerns.
          MacDermid is committed to competing aggressively and confidently in all of our markets, but always in the spirit of fair play and honest business tactics.
          You must take the time to read the manual very carefully and sign the certificate, which means that you understand the contents of the manual and accept responsibility for compliance.
          This  is  a  condition  of  continued  employment  with  MacDermid.

Thank  you  for  your  cooperation.



Daniel  H.  Leever
Chairman  and  Chief  Executive  Officer





                   A MESSAGE FROM MACDERMID'S GENERAL COUNSEL
                   ------------------------------------------


          MacDermid is committed to maintaining full compliance with all laws that govern its operations. This commitment is a shared responsibility. All MacDermid employees, officers and directors are responsible for complying with the laws that affect their daily responsibilities, and for promptly reporting any suspected violations of the law or other legal concerns.
          To ensure full understanding of, and compliance with the law, our ethical standards and code of conduct, we have prepared this manual, which is a mandate of MacDermid's Board of Directors, as part of our plan for legal compliance. This manual reaffirms our principles and applies to all employees, officers and directors of the Company and to persons who act on our behalf.
          To administer MacDermid's plan for complying with applicable laws and Company policy, we have established a Compliance Committee comprised of three Compliance Officers. They are MacDermid's Manager of Regulatory Affairs, General Counsel, and Director of Human Resources. Please speak with one of these Compliance Officers if you have any questions or suggestions about this compliance plan.
          The purpose of this manual is to inform you of the ethical guidelines, code of conduct, and some of the legal standards that affect your work for MacDermid and to describe MacDermid's "Corporate Compliance Program."
          As you carry out your duties for MacDermid, you must be guided not only by what is legal but also by what is fair and ethical. MacDermid is committed to maintaining the highest ethical standards in conducting its business. For this reason, the manual begins with an important discussion of MacDermid's guidelines on ethical conduct.
          The manual provides general information about the various laws that apply to MacDermid's operations so that you can recognize issues and avoid problems. A vast array of statutes and regulations govern MacDermid's operations at every level, in every division and in every location. In order to comply with those laws and avoid illegal conduct, you should have a general understanding of these laws. Questions or concerns should be directed to the Compliance Committee or the legal department.
          Finally, the manual describes the procedures you should follow in reporting suspected violations and legal compliance concerns either to the Compliance Committee or to MACDERMID'S CORPORATE COMPLIANCE HOTLINE ON THE AUDIX SYSTEM AT 7946.
          You must take the time to read this manual very carefully. Once you are satisfied that you understand the manual, you must sign the certification and return it to the Human Resources Department. Signing the certificate means that you understand the contents of the manual and accept responsibility for compliance. (AN ADDITIONAL COPY OF THE CERTIFICATE IS INCLUDED WITH THIS MANUAL. PLEASE SIGN AND RETURN ONE COPY AND MAINTAIN THE BOUND COPY IN THIS MANUAL FOR YOUR RECORDS.)
          MacDermid will keep the certification in your personnel file. All employees must sign the certification as a condition of continued employment with MacDermid.


Thank  you  for  your  cooperation.




          John  Cordani
          General  Counsel

                                TABLE OF CONTENTS
                                -----------------

                                                       PAGE
                                                       ----
INTRODUCTION                                              1

CORPORATE COMPLIANCE PROGRAM
USING THE CORPORATE COMPLIANCE HOTLINE                    2

INVESTIGATING REPORTS
THE CRITICAL IMPORTANCE OF ACCOUNTABILITY
KNOWLEDGE AND UNDERSTANDING OF LEGAL REQUIREMENTS         3
CERTIFICATE OF COMPLIANCE SIGNATURE PAGE                  5
ETHICAL GUIDELINES                                        6
LEGAL STANDARDS                                           7
ENVIRONMENTAL AND SAFETY AFFAIRS                          7
OCCUPATIONAL SAFETY AND HEALTH                            8
UNFAIR COMPETITION                                        8
ANTITRUST                                                 9
INSIDER TRADING                                          10

CONFIDENTIAL AND PROPRIETARY INFORMATION
INTELLECTUAL PROPERTY                                    11

CONFLICTS OF INTEREST
EMPLOYMENT LAW                                           12
CONTRACTORS AND CONSULTANTS                              13

BOOKS AND RECORDS
POLITICAL CONTRIBUTIONS AND ACTIVITIES                   14

BRIBERY OF GOVERNMENT OFFICIALS
GOVERNMENT INVESTIGATIONS                                15

COMPANY INFORMATION DISCLOSURE
CONFIDENTIAL QUESTION REFERRAL FORM                      16

LEGAL SUPPLEMENTS                                        17


                                  INTRODUCTION

     It has always been the policy of MacDermid to conduct its business according to the highest moral, ethical, and legal standards. In order to re-affirm this policy, the Board of Directors has adopted the following written policy statement and manual to which every employee, officer and director of MacDermid must adhere.(1)


(1)The term "employee" throughout this Policy Statement and Manual should be read to include all employees, officers and directors, except where otherwise indicated.


     The intent of this manual is to give you a basic understanding of some relevant legal concepts so that you can recognize legal issues and get help when you need it.

     The terms "Company" or "MacDermid" include MacDermid, Incorporated and all of its divisions and subsidiaries.

     The Company, its employees agents shall comply with all legal and ethical requirements and standards of the United States and each country in which its business is conducted, as applicable.

     Because the actions of our vendors, consultants and contractors could, under certain circumstances, be attributed to MacDermid, we expect them to adhere to the same standards in their dealings with us and with others on our behalf.


                  I.   MACDERMID'S CORPORATE COMPLIANCE PROGRAM

DUTY  TO  REPORT
----------------

     Every MacDermid employee is responsible for making this program work. Each employee is responsible for reporting any suspected legal violations or concerns. MacDermid has set up the following special procedures to assist you in making these reports and to ensure that your reports are dealt with promptly and effectively:

- If you are concerned that a particular practice or activity does not comply with the law, then you MUST personally report your concern either to MacDermid's Compliance Committee (Director of Human Resources, General Counsel, and Manager of Regulatory Affairs) or MacDermid's Corporate Compliance Hotline, or see that your concern is promptly reported by your supervisor. You are REQUIRED to report promptly whenever you have information or knowledge of any actual or contemplated transaction that appears to violate any provision of this Compliance Manual.
- You are encouraged, but not required, to raise the issue first with your supervisor. MacDermid realizes that there may be times when you are not comfortable reporting the matter to your boss -- for example, if your question or concern involves something your boss is doing. If this is the case, or if you report a concern to your supervisor and you do not believe that he or she is taking action or responding to your concern, then you are REQUIRED to report your concern to the CORPORATE COMPLIANCE COMMITTEE or the CORPORATE COMPLIANCE HOTLINE.
- No employee will suffer any adverse action for questioning in good faith a Company practice or reporting a suspected violation of the law or other irregularity. Employees are encouraged - and indeed required - to report suspected violations. However, reporting the violation will not automatically "immunize" an employee making a report from any disciplinary action if the investigation later reveals that the employee violated the law or a related policy. MacDermid will take appropriate disciplinary action for the underlying conduct.

USING  THE  CORPORATE  COMPLIANCE  HOTLINE
------------------------------------------

- The Corporate Compliance Hotline, available 24 hours a day, 365 days a year, goes directly to MacDermid's corporate office.
- Just dial into the Audix system at 575-7982 locally or 1-800-777-0143 and make the report to extension 7946. Be sure that you report enough facts (who, what, when, where, how) in order to follow up and investigate the report. The information that you provide will be kept confidential to the extent possible. You may make the call anonymously.
- Do not use the Hotline as a substitute for contacting the legal department for advice.

INVESTIGATING  REPORTS
----------------------

     MacDermid will investigate all reports of suspected wrongdoing. Supervisors receiving an employee report of a suspected violation must notify the Corporate Compliance Committee (Director of Human Resources, General Counsel, and Manager of Regulatory Affairs). In its investigations, MacDermid will make every effort to respect the rights of all parties concerned. However, MacDermid may reveal identities in order to enforce policy or legal requirements or if required by applicable law or judicial process.

THE  CRITICAL  IMPORTANCE  OF  ACCOUNTABILITY
---------------------------------------------

     Accountability is probably the single most crucial ingredient in a successful compliance program. You are accountable to your supervisors and managers, and, if you are a supervisor or manager, you must hold accountable those who report to you. In addition, managers must set an appropriate example for those they manage. It does not serve you or MacDermid well, for example, to hide a problem, or to assume that if you report a problem in your region, department or division, then it will reflect badly on your performance. You are urged -- and indeed required -- to involve your supervisors and managers in all compliance issues. If you are a manager or a supervisor, you must hold those who report to you accountable to the appropriate standard and you have a special responsibility to demonstrate high standards and to create an environment that supports open discussion of problems and concerns. Work with your employees to resolve problems. Guidance is always available from the Compliance Committee and legal department.

     Accountability is all about doing our jobs. Hiding problems or avoiding them can lead to severe consequences for individual employees involved and for MacDermid. On the other hand, MacDermid will stand behind employees who act in good faith to try to resolve issues. Those who carelessly -- or intentionally -- violate the law by failing to deal with violations or potential violations will be terminated from employment or subject to other appropriate disciplinary measures. Remember, there is personal liability in many of these cases -- individual employees can be subject to fines and even prison sentences for violations of many of the legal requirements discussed in this manual.

     All executives of MacDermid are responsible for compliance with this policy on their own part and for using their best efforts to ensure that those employees who report to them and any others acting on behalf of or for the benefit of the Company, as agent or representative or otherwise, are also in compliance. In addition, executives are responsible for setting standards and procedures designed to promote compliance with all legal requirements relating to their own areas of responsibility, in addition to those contained in this Compliance Manual.

KNOWLEDGE  AND  UNDERSTANDING  OF  LEGAL  REQUIREMENTS
------------------------------------------------------

     You are responsible for understanding and complying with the legal standards described in this manual. Your supervisor or manager is responsible for assisting you in understanding the legal standards discussed in this manual and ensuring that your business behavior is entirely ethical.

     It is also essential that you become familiar with and comply with any additional laws and regulations that govern your area of responsibility. If you are responsible for activity involving the application of a particular law, you should consult with and be guided by the advice of your supervisors and the legal department. You should never make decisions about how laws and regulations apply without legal advice. Moreover, you are not authorized to take any action that the legal department has advised would constitute a violation of the law.

TRAINING
--------

     As part of its compliance program, MacDermid provides all employees with regular training directed specifically to their respective compliance obligations. This training consists of initial training upon retention and refresher training. Employees are required to attend all training courses for their division.

AUDITING
--------

     MacDermid undertakes periodic audits (both internal and by outside auditors) of all facilities to detect and correct any deficiencies that may exist. You are expected to cooperate fully with the individuals conducting these audits.

NON-COMPLIANCE  AND  DISCIPLINARY  ACTION
-----------------------------------------

     If you violate these legal standards, MacDermid will take appropriate disciplinary action, up to and including termination and filing of criminal charges. Employees who fail to disclose reportable matters, who falsify records, who knowingly make a false report, or who fail to comply with Company policy will be subject to disciplinary action. Their supervisors or managers may also be subject to disciplinary action if it appears that supervision was lax.

CERTIFICATION  OF  COMPLIANCE
-----------------------------

     Once you review and understand this manual, please sign the Certificate of Compliance on the following page and return it to Human Resources in Waterbury.

                                  CERTIFICATION

     I have received a copy of the MacDermid Ethics Policy and Code of Compliance Manual (the "Code") and have fully read and understand my responsibility to comply with the Code. I will comply with the Code, internal policies, and laws and regulations applicable to MacDermid. If I become aware of any potential or actual noncompliance with the Code, policy or procedure or any applicable law or regulation, whether by me or by another employee, I will promptly report such noncompliance.

     I recognize that MacDermid is committed to the Code, and acknowledge that any violation of the Code, policy or procedure, or laws or regulations applicable to MacDermid will result in appropriate disciplinary action, ranging from reprimand to termination. I understand that I may discuss any questions or issues regarding the Code with my manger or the legal department.




______________________________
Signature



_______________________________
Typed  or  Printed  Name



_______________________________
Title  or  Position



_______________________________
Date





Please  return  this  form  to  ____________________  of  the  Human  Resources
Department.


                            II.   ETHICAL GUIDELINES


     MacDermid expects all employees to adhere to high ethical standards and to promote ethical behavior. Adherence to such standards should never be compromised in favor of financial or other business objectives. Every action should be judged by considering not only whether it is legal but also whether it is fair to all concerned. Employees whose behavior is found to violate ethical standards will be subject to disciplinary action including, where appropriate, termination.

     All  MacDermid  employees  must  follow  these  ethical  guidelines:

- Comply with the law through careful review of the Compliance Manual, coupled with appropriate advice from the legal department.
- Treat all MacDermid employees fairly, with dignity and with respect. All employees are entitled to a work environment free of harassment. MacDermid is committed to providing equal employment opportunity for its employees and for employment applicants.
- Report the financial condition and results of operations fairly and honestly in accordance with generally accepted accounting principles, and with established finance and accounting policies. All employees must cooperate fully with auditors.
- Deal honestly and fairly with customers, vendors, contractors and financial partners.
- Safeguard MacDermid's assets. Personal use of supplies, equipment or premises belonging to MacDermid or its clients is prohibited, unless prior permission is received from a supervisor and adequate compensation is arranged.
-     Separate  personal  political  activities  from  the  Company's  business.
- Report observed or suspected violations of standards to your supervisor or to the Corporate Compliance Hotline.


                             III.   LEGAL STANDARDS


ENVIRONMENTAL  AND  SAFETY  AFFAIRS
-----------------------------------

     A large portion of MacDermid's business involves the laws and regulations governing environmental protection. In the course of routine operations, MacDermid's facilities sometimes generate wastes, including hazardous wastes. MacDermid is financially and legally responsible for the proper treatment, handling and disposal of these materials. Environmental responsibility is an important component of our duty to the public and our good reputation. All employees and our agents must comply with environmental regulations and follow the environmental procedures explained in MacDermid's environmental training programs as well as any employee notices or handbooks. Employees are also expected to ensure that MacDermid:

- Complies with all laws and regulations governing the treatment, handling, storage and use of hazardous materials and permitted discharges;
-     Complies  with  its  permits;
- Hires only reputable licensed services to transport and dispose of hazardous materials; and
- Accurately maintains the records required by environmental laws and regulations, including those that require precise description of the amount, concentration and make-up of hazardous or regulated materials that are used, stored, discharged or generated, or the time, place of origin, destination and transporter of such materials or permitted discharges. None of these records may be destroyed without the express permission of the Compliance Committee.

     No one at MacDermid may participate in concealing improper discharge or disposal of hazardous or other regulated waste materials. Employees must not enter any false information on any governmental form or in response to any request for information from the government regarding the environment. Employees who become aware that the Company may be violating any environmental law or regulation or that an employee is providing false or misleading environmental information must immediately report such information to their supervisor, the Compliance Committee or the Compliance Hotline. To violate any environmental laws or regulations or the requirements of any permit could give rise to serious liability and/or criminal prosecution for both the Company and any individuals involved.

     All licensed or certified MacDermid employees are individually responsible for maintaining their licenses or certifications in good standing. Supervisors and managers must verify licensure and certification of employees upon hiring and must monitor renewals of employees' licenses and certifications as well. Vendors, suppliers and other contractors who provide items or services to MacDermid must also maintain any applicable licenses and certifications in good standing as a term of their contracts with MacDermid.

- COMPLIANCE IDENTIFICATION AND MONITORING: MacDermid's Manager of Regulatory Affairs is responsible for identifying applicable environmental, health, and safety requirements affecting MacDermid's facilities and for monitoring compliance with these requirements.

- PERMITTING: MacDermid is committed to producing the highest quality products in full compliance with all applicable permitting requirements. In order to maintain MacDermid's high standards and excellent reputation, all employees must share that commitment. All employees are responsible for having a full working understanding of the governmental permitting and certification requirements that affect their job responsibilities. In addition, employees responsible for specific facilities must be certain that all required permits, licenses and certifications for those facilities are in place.

OCCUPATIONAL  SAFETY  AND  HEALTH
---------------------------------

     MacDermid is committed to providing a safe workplace for all employees. Several laws and regulations impose responsibility on MacDermid to prevent safety and health hazards. For that reason, and to protect their own safety and the safety of other employees, all employees are expected to familiarize themselves with and obey all MacDermid safety instructions and procedures. All accidents, injuries and illnesses that occur at the workplace must be reported to your supervisor immediately.

     All employees working around potentially dangerous equipment or hazardous materials must use appropriate safety and personal protection equipment. Check with your supervisor if you have any questions about the safety and personal protection equipment you should use.

UNFAIR  COMPETITION
-------------------

     Although the free enterprise system is based upon competition, rules have been imposed spelling out what can and what cannot be done in a competitive environment. The following practices can lead to liability for "unfair competition" and should be avoided.

- DISPARAGEMENT OF COMPETITORS. Never make unsupported or false statements about a competitor, its products or its services. Rather, stress in a fair and accurate manner the unique qualities of MacDermid's products and services as well as their advantages in comparison with those of our competitors.
- DISRUPTING A COMPETITOR'S BUSINESS. Never bribe a competitor's employees, pose as a prospective customer, or use deceptive practices such as enticing away employees in order to obtain trade secrets or to destroy a competitor's organization.
- MISREPRESENTATION OF PRICE AND PRODUCT. Lies or misrepresentations about the nature, quality or character of MacDermid's services and products are both illegal and contrary to Company policy.
- COMMERCIAL BRIBERY. Commercial bribery involves the improper use of entertainment or gifts. Here, common sense must be your guide. A small favor of little or no value, openly provided, in a normal business context (e.g., taking a potential customer to lunch) does not present problems, but giving something of more substantial value, outside the normal business context (e.g., paying for a vacation trip, goods or services) must be avoided.

     Other restrictions may apply in countries outside of the United States, and employees shall comply with such restrictions as set out in guidelines prepared for each such country by management at the local subsidiary.

ANTITRUST
---------

     The federal government, most state governments, the European Union and many foreign governments have enacted antitrust or similar laws designed to ensure that the market for goods and services operates competitively and efficiently. Violations of the antitrust laws may not only lead to substantial civil liability in terms of fines, but may also be deemed to be criminal acts that can result in felony convictions.

     A primary focus of antitrust law is on dealings between competitors. Actual or potential competitors must not:

- Agree to charge the same prices or to use the same pricing methods or conditions of sale;
- Agree to allocate product markets, territories or customers or to refrain from soliciting business from each other's customers;
- Agree to boycott or refuse to do business with other competitors or certain customers or suppliers or any other third party; or
- Agree to refrain from the sale or marketing of, or to limit the supply of, particular products.

     An agreement in this context need not be in writing. Oral exchanges such as discussions at trade association meetings can be viewed as an agreement. For this reason, you should always be careful in both formal and informal dealings with competitors. Avoid any discussions with competitors about market shares, customers, projected sales for any specific product or service, revenues and expenses, unannounced products and services, pricing or pricing strategies, marketing, salaries, wages and benefits and, of course, any proprietary MacDermid information.

     Note that associations, joint ventures or mergers with actual or potential competitors pose special problems that need to be analyzed with particular care and must be approved in advance by the legal department.

     Another focus of antitrust law is on how a company deals with customers, contractors, vendors and other third parties. The following practices could raise issues, and you should always consult with the Compliance Committee or the legal department before getting involved further:

- Setting the price at which our customers resell MacDermid's products (this can be per se illegal, so you must report any situation in which you think this is an issue);
- Charging customers different prices for the same products and services without a legal basis for the difference (e.g., generally-applicable volume discounts, differing levels of service, meeting competition, etc.); and
- Forcing a customer to buy an item or service as a condition of buying another item or service (this is called a "tie-in" sale)

INSIDER  TRADING
----------------

     Federal law prohibits employees and others from buying or selling company securities based on information not publicly available that could affect the price of the securities.

- You may buy and sell MacDermid securities (e.g., stock and/or options). However, you may not buy or sell MacDermid securities at a time when you have "inside" information about the Company that is "material" and that could affect the price of securities. You must wait until that information becomes publicly available.
- Inside information that might be "material" includes non-public information relating to dividend changes, earnings estimates, acquisitions and other significant business developments, expansion or curtailment of operations, sale or purchase of substantial assets or other significant activity of the Company.
- In addition, you may not give such information or tips to family, friends or anyone outside the Company so that they can trade on the basis of insider information.

CONFIDENTIALAND  PROPRIETARY  INFORMATION
-----------------------------------------

     We are all responsible for protecting the confidentiality of MacDermid's sensitive and proprietary information.

- Confidential business information requiring protection includes, among other things, customer lists and information; materials developed for in-house use; technical use and formula information; administrative and operational policies; marketing and research data; business plans; pricing strategies; salary, wages, benefits and other personnel data; supplier lists and pricing; and any non-public formulas, technological or mechanical improvement, devices and compilations of information.
- Such information may be used or disclosed for MacDermid's business purposes only and not for personal benefit or the benefit of competitors or others.
- To avoid even unintentional disclosure, employees must not discuss such information with any person outside the Company, or with any person inside the Company who does not have a need to know.
- Your responsibility to keep this information confidential continues after you are no longer employed by MacDermid.

INTELLECTUAL  PROPERTY
----------------------

     Intellectual property is a term used to describe patents, copyrights, trademarks and trade secrets. A trade secret is any information or plan which, because it is unknown to the rest of the industry, gives the holder a competitive advantage. Examples of trade secrets include product designs, formulations, inventions, customer and vendor lists, software, sales forecasts and pricing information.

     The confidentiality of MacDermid's trade secrets is critical to the success of our business and must be strictly maintained. By the same token, MacDermid employees should not take or accept from others information or materials known or believed to contain the trade secrets of a competitor.

     Infringement of patents or copyrights, misappropriation of trade secrets, or misuse of trademarks could give rise to serious liability and/or criminal prosecution. No employee should use any intellectual property that does not belong to MacDermid without first determining whether permission has been granted for that use. You must inform a member of the Compliance Committee or the legal department if you believe that a MacDermid employee has inappropriately acquired or infringed, or attempted to acquire or infringe, another person or entity's intellectual property, or if another person inappropriately acquired or infringed, or attempted to acquire or infringe, MacDermid's intellectual property.

CONFLICTS  OF  INTEREST
-----------------------

     The law provides that employees owe their employer a high degree of loyalty. MacDermid employees are to avoid actual or potential conflict of interest situations. Employees may not have any relationship (family or otherwise) with, financial interest in or indebtedness to any supplier, customer, competitor or licensee that might be construed as a conflict of interest. An employee having any interest, direct or indirect (other than an interest of 5% or less in a publicly-held company), in any supplier, customer, competitor or licensee of MacDermid should make prompt disclosure to MacDermid and obtain approval for continuing the relationship.

     Employees should disclose any family relationships with other employees or with outside suppliers or customers.

     Employees may not work for, consult with or provide their skills or services to competitors.

     Employees may not accept loans or gifts from suppliers, customers or other outside parties dealing with MacDermid. This rule applies whether the loan or gift is in cash or other forms (other than commemorative items or perishables having little or no intrinsic or resale value). It is equally improper for employees to be entertained by anyone with whom MacDermid does business in a manner that is outside of the course of normal business entertainment. Employees who buy goods or services on behalf of MacDermid or who in any way influence such buying must maintain the highest standards of ethical conduct, objectivity and independence when choosing suppliers or negotiating contract terms.

     Employees, officers and directors owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises. Employees, officers and directors are prohibited from:

- personally taking for themselves opportunities that are discovered through the use of Corporation property, information or position;
-     using  Corporation's property, information, or position for personal gain;
or
- competing with the Corporation, directly or indirectly, for business opportunities, provided however, that an employee/director may pursue a particular opportunity that relates to the Corporation's business, if the Corporation's directors without an interest in the matter make a prior determination that the Corporation will not pursue such opportunity.

EMPLOYMENT  LAW
---------------

     MacDermid complies with all applicable wage and hour laws and other statutes regulating the employer-employee relationship and the workplace environment. No MacDermid employee may interfere with or retaliate against another employee who seeks to invoke his or her rights under those laws.

- Employees and prospective employees are to be given equal opportunities without regard to their race, color, age, religion, sex, disability, ancestry or national origin. This applies to recruiting, selection, training, promotion, compensation, transfers, discipline, terminations and all other personnel actions.
-     Employees  are  to  be  provided  with  a  safe  working  environment.
- Employees are to be treated with dignity and respect at all times and in all situations; racial, sexual or any other form of harassment or other unseemly behavior (whether or not meant as a "joke") that would create a hostile or threatening work environment is strictly forbidden.
- Employees who engage in or otherwise participate in any form of harassment will be subject to disciplinary action up to and including termination.
- All expatriate employees must have and maintain any work permit or visa required in the country in which they are employed by the Company, and otherwise comply with all applicable immigration laws. The personnel department shall verify the existence of such permits or visas as required by applicable law.
- Persons employed by MacDermid outside their countries of citizenship shall comply with all applicable tax and currency laws of their countries of citizenship and their principal place of employment. No salary payments will be made to employees in a manner that violates the laws of the United States or the country or state in which the employee resides or works. This restriction applies specifically to all forms of personal tax liability.

CONTRACTORS AND CONSULTANTS
---------------------------

     Contractors, consultants and other agents retained by MacDermid are expected to adhere to MacDermid's policies and with all applicable laws in the course of their work on behalf of the Company. Contractors and consultants will be made aware of this policy and be required to agree to adhere to its terms.


BOOKS AND RECORDS
-----------------

     Compliance with generally accepted accounting principles and the Company's internal accounting controls is required at all times. The law and MacDermid policy require that books, records and accounts be kept "in reasonable detail" to "accurately and fairly reflect" the Company's business transactions. The law in many areas (e.g. employment law, securities law) imposes specific record-keeping requirements.

     It is particularly important that funds be maintained only for legitimate and properly authorized purposes, and that no false or misleading entries be made for any reason. All employees are required to cooperate fully with MacDermid's auditors, and are obligated to respond to auditors' questions fully and truthfully.

     No payment shall be made to accounts or designated payees for the purpose or with the intent of improperly avoiding, or assisting others in improperly avoiding, the tax, currency or price regulations of any country. No undisclosed or unrecorded corporate funds or assets may be established for any purpose, nor may Company funds be placed in any personal or non-corporate account

     Personnel who are responsible for Company records and reports are obligated, ethically and legally, to assure that such documents are accurate and complete, safeguarded against loss or destruction, retained for specified periods as may be established by the Company or otherwise required by law, and maintained in confidence. The submission of false, misleading or inaccurate data or other information, whether intentional or otherwise, to any government entity may subject an individual employee and/or the Company to civil and/or criminal sanctions. Thus, each employee involved in government filings and submissions must exercise diligence to assure the accuracy of the data and information contained in such submissions.

     Personnel must not negligently, willfully or knowingly falsify, alter, remove or destroy any records required to be maintained by law or regulation, by this Compliance Manual, or by any other Company policy. With regard to all books and records of the Company, there must be full and candid communication by all personnel responsible for keeping the books and records with upper management, internal auditing personnel and independent auditors, and if appropriate, the legal department.

     All reports filed with the SEC must contain disclosures that are full, fair, accurate, timely and understandable. All employees who are responsible for preparing reports filed with the SEC must ensure that these reports do not contain any untrue statements of material facts or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading. In addition, all periodic reports containing financial statements must fully comply with the Securities Exchange Act of 1934 and the disclosures in these reports must fairly present the operations and financial condition of the Company.

     The Chief Executive Officer, Chief Financial Officer and other senior executive and financial officers are responsible for promptly considering whether changes to the Company's financial condition or operations are material and, if so, they must disclose these changes by filing a Form 8-K, or other appropriate disclosure document.

PROTECTION  AND  PROPER  USE  OF  COMPANY  ASSETS
-------------------------------------------------

     Employees are responsible for ensuring that Company resources, including time, equipment, supplies, documents, mail, and data are used only for MacDermid business. Use discretion when using Company resources. Information stored on MacDermid equipment, including voicemail, e-mail, disk and other electronic formats is subject to review at MacDermid's discretion. Software and information owned and licensed by MacDermid remains MacDermid's property even if it resides on your computer at home. Employees must maintain all Company property and information in a proper manner and return it when their employment ends.

POLITICAL CONTRIBUTIONS AND ACTIVITIES
---------------------------------------

     Participation by employees in the political process is an individual decision. Such activities are not to be carried on during working hours or in any other manner that would interfere with your job.

     Federal and many state laws either regulate or limit political contributions or expenditures by corporations. No employee may be reimbursed by MacDermid for any personal political contribution or expenditure.

BRIBERY OF GOVERNMENT OFFICIALS
--------------------------------

     Bribery occurs when an individual gives or receives payments in exchange for official action. It is illegal to offer a bribe, and it is illegal to pay a bribe even if a government employee asks for it. This rule applies at all levels of government -- local, state and federal -- and applies to dealings with foreign officials as well. Among other requirements, the Foreign Corrupt Practices Act prohibits certain payments for the benefit of foreign and domestic governmental entities, their officials and employees.

     Many government entities have strict rules prohibiting their employees from accepting anything of value from the public. This could even include buying lunch for a government official. For this reason, in dealing with government officials, employees may not provide any gifts, gratuities or entertainment in a manner that would be inconsistent with applicable laws and regulations.

GOVERNMENT INVESTIGATIONS
--------------------------

     It is MacDermid's policy generally to cooperate with law enforcement agencies and in other government investigations. However, the rights of third parties -- employees, customers, suppliers -- may also be involved in these investigations. For this reason, if you are contacted by police officials, or other law enforcement authorities or agencies conducting investigations, you should immediately notify your supervisor and the legal department. Any supervisor receiving such an investigative request or report from an employee should notify the legal department, and no investigative request should be complied with until clearance has been obtained from the legal department. In many cases, the legal department will insist on a subpoena describing the requested information or documents or prescribe another prudent course of action.

     Employees may never, under any circumstances: (a) destroy any Company documents in anticipation of a request for those documents from any government agency or a court; (b) alter any Company documents or records; (c) lie or make any misleading statements to any government investigator (this includes routine as well as non-routine investigations); or (d) attempt to cause any other Company employee, or any other person, to fail to provide information to any government investigator or to provide any false or misleading information.

COMPANY INFORMATION DISCLOSURE
--------------------------------

     As a publicly traded company, MacDermid is subject to Regulation FD promulgated by the SEC. Under Regulation FD, members of the Board of Directors, executive officers of the Company and all other officers and employees who regularly communicate with analysts or actual or potential investors in the Company's securities, are prohibited from making any intentional disclosure of material nonpublic information about the Company to individuals such as broker-dealers, investment advisers, or research analysts unless public disclosure of such information is made simultaneously. If an unintentional disclosure of material, nonpublic information is made, public disclosure of such information must be made promptly thereafter. Public disclosure of information about the Company may be made by (i) filing with or furnishing to the SEC a Current Report on Form 8-K (or another public filing such as a 10-K or 10-Q) disclosing that information; or (ii) disseminating the information through another method of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public, such as the distribution of a press release through widely circulated news and wire services.




                         CONFIDENTIAL

                            MACDERMID CODE OF ETHICS
                             QUESTION REFERRAL FORM


Date  of  Question:
                    -------------------------------------------

Person  Asking  Question:
                          -------------------------------------
Primary  Contact:
                  ---------------------------------------------
Question:
          -----------------------------------------------------

---------------------------------------------------------------

---------------------------------------------------------------

---------------------------------------------------------------

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Submit  to:  Legal Department or Compliance Committee

Use reverse side if additional space is needed




                                LEGAL SUPPLEMENTS
                                -----------------




ENVIRONMENTAL. . . . . . . . . . . . . . . . . . . .  PAGE
                                                      ----
CLEAN WATER ACT. . . . . . . . . . . . . . . . . . .     2
RESOURCE CONSERVATION AND RECOVERY ACT . . . . . . .     3
COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION,
AND LIABILITY ACT (CERCLA OR SUPERFUND). . . . . . .     4
EMERGENCY PLANNING AND COMMUNITY RIGHT-TO-KNOW ACT .     6
TOXIC SUBSTANCES CONTROL ACT . . . . . . . . . . . .     6
CLEAN AIR ACT. . . . . . . . . . . . . . . . . . . .     7
CONCLUSION . . . . . . . . . . . . . . . . . . . . .     8
SAFETY AND HEALTH. . . . . . . . . . . . . . . . . .     9
ANTITRUST COMPLIANCE . . . . . . . . . . . . . . . .    11
INSIDER TRADING. . . . . . . . . . . . . . . . . . .    15



                                LEGAL SUPPLEMENTS
                                -----------------

     These supplements provide a summary of some major areas of federal and state law that apply to MacDermid's operations. Given that MacDermid manufactures and sells in countries around the world, our employees operating in each country must be aware of applicable national and local laws and regulations. This summary is not a complete and definitive source of legal requirements, but it is intended to provide a useful overview. Your questions and concerns are encouraged and should be directed to MacDermid's legal department or Compliance Committee.

     The law governing a particular business activity often cannot be determined by simply referring to the words of a statute. In many cases, the words of a statute must be read in conjunction with agency regulations and other guidance, court decisions and permits that are specific to a particular activity. Accordingly, understanding the "law" and what it requires can be a complex task.

     You are not expected to be a legal expert who understands all the requirements of the law. You are expected to be sufficiently aware of the legal requirements that apply to your job so that you can perform in a legally compliant manner and identify issues that should be brought to the attention of the legal department or Compliance Committee.

     Consult the legal department regarding any uncertainty in the meaning, application or scope of the principles contained in these summaries or otherwise.

                                  ENVIRONMENTAL
                                  -------------


CLEAN  WATER  ACT
-----------------

     The Clean Water Act ("CWA") is the primary federal statute for the prevention, reduction, and elimination of pollution in the nation's waters. The Act gives the Environmental Protection Agency ("EPA") the authority to set effluent limitations, Water Quality Standards, and New Source Performance Standards.

NATIONAL  POLLUTION  DISCHARGE  ELIMINATION  SYSTEM  ("NPDES")
--------------------------------------------------------------

     The CWA makes it unlawful for any person to discharge any pollutant from a "point source" (such as a drain or pipe) into navigable waters without first obtaining a permit through the National Pollution Discharge Elimination System. These permits limit effluent levels (i.e., restrict the concentration of certain chemicals in wastewater), require periodic sampling of a facility's wastewater flow, and testing of the samples to determine whether the wastewater complies with the permit requirements. The test results must be recorded and the facility must submit regular Discharge Monitoring Reports to the permitting agency. NPDES permits govern discharges of numerous pollutants, including toxic and hazardous pollutants, as well as pH, biological oxygen demand, oil and grease.

PRETREATING
-----------

     Industrial facilities discharging to municipal sewage plants (also known as publicly owned treatment works, or POTWs) may be required to "pretreat" their effluent to protect either the sewage treatment process or to make up for inadequate municipal treatment processes. Much of MacDermid's effluent is discharged to municipal sewage plants and MacDermid is therefore required to pretreat all such effluent in accordance with the limits established in its permits.

REPORTING  REQUIREMENTS
-----------------------

     The CWA also contains several emergency and non-emergency notification provisions. Facilities must notify the permitting authority within 24 hours of any accident, spill, or non-compliance that may endanger human health or the environment. The permittee must also give notice as soon as possible of changes to the facility and of any anticipated non-compliance. Finally, industrial users must promptly notify the POTW in advance of any substantial change in the volume or character of pollutants in a discharge.

STATE  LAW
----------

     Pursuant to the CWA, the EPA has delegated many permitting, administrative, and enforcement functions to state governments. In Connecticut, the Department of Environmental Protection (DEP) is the primary environmental agency. DEP regulations govern the CWA permitting procedure for facilities located in the state of Connecticut.

     DEP administers the NPDES permit program for pollutant discharges to navigable waters. State law requires permits for wastewater and stormwater discharges, even when such discharges are minimal. The DEP has promulgated water discharge regulations governing industrial and commercial discharges. Permits issued pursuant to these regulations address wastewater treatment technology, quantity of discharge, consistency, and quality or concentrations of permitted constituents.

PENALTIES  FOR  VIOLATIONS
--------------------------

     The Clean Water Act imposes strict penalties for noncompliance. Any person violating applicable requirements is liable for a civil penalty of up to $25,000 per day of violation.

     Any person who negligently violates certain requirements may be subject to a criminal fine of up to $25,000 per day of violation and one year in prison. For "knowing" violations, fines fall between $5,000 and $50,000 per day of violation, and a prison term of up to three years may be imposed. If the person knows that the violation places another person in imminent danger, he or she is subject to a fine up to $250,000 and fifteen years in prison. Subsequent offenses carry double penalties. A company convicted of a criminal offense under the Act may not provide contract services for the government.

     In addition, individuals can also be liable for fines and up to two years in prison for knowingly making false statements in required documents or tampering with monitoring equipment or procedures.

     Penalties for violating state environmental laws vary by statute, but can amount to as much as $25,000 per day, per violation.

RESOURCE  CONSERVATION  AND  RECOVERY  ACT
------------------------------------------

     The Resource Conservation and Recovery Act ("RCRA") regulates the ongoing generation, transportation, treatment, storage, and disposal of hazardous and non-hazardous "solid wastes." A solid waste is a discarded solid, liquid or contained gaseous material. The EPA has interpreted "discarded material" to include materials actually thrown away, as well as many recycled materials. Recycled "discarded" materials include those burned for energy recovery, reclaimed or any other use that could be considered "disposal."

HAZARDOUS  WASTES
-----------------

     Under this Act, a waste is "hazardous" if it is either listed as hazardous by the EPA or if it exhibits any of four characteristics: ignitability, corrosivity, reactivity or toxicity.

     Hazardous waste is subject to a stringent "cradle to grave" regulatory scheme, including requirements applicable to producers of hazardous waste
(generators), who must determine if the waste is "hazardous," meet storage standards, manifest hazardous waste shipments and ensure delivery of the waste to proper facilities. RCRA also imposes permitting requirements and management standards for hazardous waste treatment, storage and disposal facilities, and stringent pre-treatment standards for hazardous wastes disposed on land.
Hazardous waste generators and facilities that treat, store and dispose of hazardous waste must file reports to the U.S. EPA (or a delegated state) in every even-numbered year on the quantities, type and management method of hazardous wastes generated and received from off site.

NON-HAZARDOUS  WASTES
---------------------

     Non-hazardous wastes are also regulated. RCRA sets minimum standards, which states implement through state solid waste management plans.

          RCRA has one set of regulations for underground storage tanks that contain petroleum or hazardous substances and another for hazardous wastes. The EPA has issued regulations covering leak detection, reporting and record keeping, installation standards, corrective action and methods for tank removal.

STATE  LAW
----------

     DEP's Bureau of Waste Management administers Connecticut's hazardous waste management regulations. Although Connecticut has incorporated the federal RCRA program by reference into its own hazardous waste management regulations, certain state regulations are more stringent than parallel provisions of RCRA. Employees responsible for compliance with hazardous waste laws must be aware of the differences in federal and state regulations.

PENALTIES  FOR  VIOLATIONS
--------------------------

     A person or source failing to meet applicable requirements may be required to pay up to $25,000 per day in administrative or civil fines. Any person who knowingly violates certain RCRA requirements may be fined up to $50,000 per day of violation or sentenced to as much as five years in prison. These fines and prison sentences can be more severe if the person knowingly places another person in imminent danger of death or serious bodily injury.

COMPREHENSIVE  ENVIRONMENTAL  RESPONSE,
COMPENSATION,  AND  LIABILITY  ACT  (CERCLA  OR  SUPERFUND)
-----------------------------------------------------------

     While RCRA deals with current and future operations, many inactive or abandoned dump sites still threaten health and the environment. The Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA" or "Superfund") creates a mechanism to identify, evaluate and facilitate the cleanup of hazardous waste sites.

     The basic concept of CERCLA is simple: it places responsibility for site cleanup on the parties responsible for disposal, while providing some money for federal cleanup and site study. The government either cleans up a site using public funds and then seeks reimbursement from "potentially responsible parties" ("PRPs") for the cost of cleanup and associated damages, or it sues to compel PRPs to clean up. Federal cleanup monies come out of a "Superfund" created by taxes on chemicals and hazardous wastes.

     CERCLA also creates liability for cleanup of current releases of "hazardous substances." The term "hazardous substance" is much broader than the term "hazardous waste" and includes hundreds of substances listed under CERCLA itself and several other environmental laws.

     Additionally, CERCLA requires facilities to report releases of hazardous substances in amounts at or above the EPA-designated reportable quantities. Failure to do so can result in fines and criminal penalties, including a sentence of as much as five years.

     The 1986 Superfund Amendments and Re-authorization Act required the Occupational Safety and Health Agency ("OSHA") to issue hazardous waste operations and emergency response standards.

     These  standards  regulate  the safety and health of employees involved in:
(1) cleanup of uncontrolled hazardous waste sites required by a governmental health or environmental agency; (2) routine operations at hazardous waste, treatment, storage and disposal facilities operated under RCRA; (3) emergency response operations at sites where hazardous substances have been or may be released; and (4) corrective actions at RCRA sites.

The  standards  include:
-     employee  safety  training  requirements;
- engineering controls, work practices and personal protective equipment for employee protection;
-     monitoring  requirements;
-     appropriate  methods  of  handling  containers  and  drums;
-     decontamination  procedures;  and
-     medical  surveillance  of  employees  exposed  to  hazardous  waste.

STATE  LAW
----------

     Connecticut has its own requirements for release reporting, in addition to the federal requirements. The owner or operator of a facility at which a release of a defined magnitude occurs must immediately report to the State Emergency Response Commission and the Local Emergency Planning Committee. In addition, the DEP must be notified immediately of a release of any amount of a variety of materials, including oil; petroleum or chemical liquids; solid, liquid or gaseous products; and hazardous wastes.

     Connecticut is one of a few states to create a "Superlien" to cover amounts paid by the state to mitigate the effects of a spill. A "Superlien" refers to a lien on real estate on which a spill of hazardous substances occurred, which takes priority over almost all other transfers and encumbrances.

EMERGENCY  PLANNING  AND  COMMUNITY
RIGHT-TO-KNOW  ACT
-----------------------------------

     Congress enacted the Emergency Planning and Community Right-to-Know Act ("EPCRA") as part of the 1986 Superfund Amendments and Re-authorization Act. EPCRA is based on the idea that citizens have a right to know about the routine storage, use and emissions of toxic chemicals. The two main purposes of the statute are to provide for emergency response planning for chemical accidents and to provide the public and local governments information about possible chemical hazards in their communities.

     States are required by EPCRA to establish emergency response commissions with authority to designate local emergency planning districts and appoint, supervise and coordinate the activities of district emergency planning committees. To facilitate the development of emergency response plans, EPCRA requires owners and operators of facilities that produce, use or store certain hazardous substances in excess of "threshold planning quantities" to designate at least one employee as an emergency coordinator and provide emergency response committees with information regarding their operations.

     At a minimum, EPCRA requires owners and operators to submit material safety data sheets ("MSDS") and emergency hazardous chemical inventory forms to state commissions, emergency planning committees and local fire departments with jurisdiction over their facilities. Also, EPCRA requires owners and operators to submit annually a toxic chemical release form to the EPA and relevant state commissions. The failure to provide information pursuant to the above requirements is punishable with civil penalties.

     Criminal liability under EPCRA is reserved for persons who knowingly violate its hazardous substance release notification provision. In general, EPCRA imposes a duty upon owners and operators of facilities where hazardous chemicals are produced, used or stored to notify appropriate authorities of releases of hazardous substances into the environment that equal or exceed the reportable quantities established by the EPA. The EPCRA reporting requirements overlap somewhat with those of CERCLA, but EPCRA applies to a narrower class of persons than CERCLA, involves a broader spectrum of hazardous substances, and requires reporting to different authorities.

TOXIC  SUBSTANCES  CONTROL  ACT
-------------------------------

     The Toxic Substances Control Act ("TSCA") regulates polychlorinated biphenyls ("PCBs") and other chemicals. Congress enacted TSCA to prevent toxic substances in commerce from presenting an unreasonable risk of injury to health or the environment, and to regulate the production and manufacturing of chemical substances that pose a danger to the environment. Under TSCA, the EPA is authorized to impose an array of marking, storage, record keeping, disposal and spill cleanup requirements, and to regulate the testing, premanufacturing approval, manufacturing and distribution of toxic substances.

     TSCA  authorizes  substantial  civil and criminal penalties for violations.

CLEAN  AIR  ACT
---------------

     The Clean Air Act provides the basic framework for federal and state air pollution control and sets national standards intended to protect the nation's air resources. The Act regulates mobile sources of air pollution, such as automobiles, as well as stationary sources, such as industry smokestacks. The Clean Air Act also establishes an elaborate regulatory scheme designed to improve and maintain air quality by limiting the release of specified pollutants likely to endanger public health or welfare. These elements have been designated by the EPA as ozone, lead, sulfur dioxide, carbon monoxide, nitrogen dioxide and particulate matter.

     The Act also requires that the EPA establish a national ambient air quality standard for each pollutant, in addition to projecting schedules for the attainment of these goals, which have been extended by successive versions of the Clean Air Act. In addition, the Clean Air Act also sets performance standards for sources such as smoke stacks or control devices emitting air toxics. These performance standards concern new or modified emission sources and seek to control both pollutants and air toxics that could pose a significant health threat even at low emission levels.

STATE  LAW
----------

     DEP has broad power to regulate sources of air pollution, including the power to require a permit prior to the construction, installation, enlargement, or operation of any source of air contamination. Regulated parties must consider both federal and state laws because they differ in certain significant areas. For example, the state's Hazardous Air Pollutants regulations are notable for their differences from the EPA's program. Employees responsible for compliance with clean air laws must be aware of the differences in federal and state regulations.

PENALTIES  FOR  VIOLATIONS
--------------------------

     Owners, operators and managers can be liable for civil penalties of up to $25,000 for each violation, multiplied by the number of days the violation occurred. Any employee may be liable if the violation is caused by his or her "knowing and willful" actions. Anyone who knowingly violates any requirement of a state implementation plan of the Clean Air Act, a permit or an EPA enforcement order is guilty of a felony and can face penalties up to five years in prison. Individuals can also be liable for fines and up to two years in prison if they knowingly make false statements in required documents or tamper with monitoring equipment. State law similarly provides for civil penalties of up to $25,000 per day, per violation, and criminal penalties of up to $25,000 per day, per violation plus imprisonment of up to one year for any persons who maintains an unabated source of air pollution or violates a DEP order.

CONCLUSION
----------

     In summary, many environmental statutes and regulations may apply to activities of MacDermid facilities. This overview has discussed several federal and state requirements, but it is not intended to be a detailed analysis of environmental law, nor is each employee expected to become an expert in this area of the law. Nevertheless, every employee is expected to have a practical, working understanding of the applicable environmental laws and to use their common sense and work experience to ensure that MacDermid remains in compliance with all of these laws. This overview is intended to assist MacDermid's employees in understanding how the environmental laws apply to the day-to--day conduct of our business and to identify situations that require an employee to seek advice from the legal department or Compliance Committee before proceeding.


                                SAFETY AND HEALTH
                                -----------------

     The Occupational Safety and Health Act of 1970 is the federal statute that was passed to regulate safe and healthful working conditions in the work place. The Occupational Safety and Health Administration (OSHA) administers the Act and promulgates regulations to implement its administration. OSHA is a section of the U.S. Department of Labor. Many states, including Connecticut, Michigan and Vermont, administer their own occupational safety and health programs, which are complementary and in addition to the federal programs. The Occupational Safety and Health Act and many of OSHA's regulations, as well as analogous state statutes, apply to MacDermid and MacDermid employees.

     Some of the general objectives of the Occupational Safety and Health Act and OSHA's regulations include:

- encouraging employers and employees to reduce workplace hazards and to implement new or improve existing safety and health programs;
- establishing separate but dependent rights and responsibilities for both employers and employees for the achievement of better safety and health conditions;
- maintaining a reporting and record-keeping system to monitor job-related injuries and illnesses;
-     establishing  training  programs;  and
-     developing  mandatory  job  safety  and  health  standards.

     In carrying out its duties, OSHA is responsible for promulgating legally enforceable standards. OSHA standards require conditions, or the adoption or use of one or more practices, means, methods or processes, reasonably necessary to protect workers on the job. It is the responsibility of both employers and employees to become familiar with the standards applicable to each of them and to assure that they comply with all rules and regulations which are applicable to them.

     The general duty clause of the Occupational Safety and Health Act provides the broadest obligations in stating that each employer:

"shall furnish a place of employment which is free from recognized hazards that are causing or are likely to cause death or serious physical harm to employees"

     In addition to the general duty clause, OSHA promulgates specific standards that are applicable to various industries. The following are some of the standards that are applicable to MacDermid:

-     Machine  Guarding  (29  CFR  Section  1910.212)
         Employers whose employees may be exposed to hazards such as those Created by points of operation, nip points, rotating parts, flying chips, sparks or similar dangers must install machine guarding such as barrier guards, two hand tripping devices, electronic safety devices or other similar machin guarding protections.
-     Respiratory  Protection  (29  CFR  1910.1001)
          Employers whose employees may be subjected to air containing Harmful dusts, fumes, mists, gasses, smokes, sprays or vapors must have written Standard operating procedures which set up a program to: (1) select, clean, disinfect, store, and inspect respirators, (2) train employees to properly use respirators and (3) provide that appropriate employees are subjected to annual medical surveillance.
-     Lockout/Tagout  Standard  (29  CFR  1910.147)
         Employers who have their employees service or maintain machines and equipment that may unexpectedly start up or be energized during such service or maintenance must establish a lockout/tagout program which includes energy control procedures, employee training and periodic inspections.
-     Asbestos  Standard  (29  CFR  1910.1001)
          Employers who own, lease and/or operate buildings built prior to 1980 Must determine the presence (if any), location and quantity of Asbestos Containing Materials and Presumed Asbestos Containing Materials within their facilities. If asbestos materials are detected, certain preventative measures must be taken.
-     Confined  Space  (29  CFR  1910.146)
         Employers whose employees enter confined spaces as part of their employment must label confined spaces in the work area, provide employee training and establish programs for regulating confined space entry.
-     Process  Safety  (29  CFR.  1910.1  19)
         Employers whose operations involve certain listed substances above specified threshold quantities must establish certain safety, operating and testing procedures to minimize the potential hazards associated with the covered processes.

     All MacDermid employees must comply with the provisions of the Occupational Safety and Health Act and the regulations promulgated by OSHA thereunder. Each employee has an obligation to report any unsafe or unhealthful condition in the workplace to the appropriate management and to ensure that such condition is
                                            ---
promptly  rectified,  if  and  as  required.  The  Compliance Committee or legal department  should  be  consulted  with  all  questions  and  concerns.
                                         ---

                              ANTITRUST COMPLIANCE
                              --------------------

     The antitrust laws were enacted to preserve and protect vigorous, healthy and aggressive competition at all levels of trade and to punish anti-competitive behavior. Such competition, which provides the consumer with the best possible products at the lowest possible prices, is the keystone of our economic system. Compliance with the federal and state antitrust laws (as well as foreign antitrust laws, when applicable) is extremely important. Failure to comply with these laws can have serious adverse consequences for MacDermid as well as the individual employees that fail to comply. Sales and marketing personnel may have the greatest likelihood of being confronted with antitrust problems, but all employees, officers and directors need to be alert for any issues along the lines of those described here.

THE  FEDERAL  ANTITRUST  LAWS
-----------------------------

The SHERMAN ACT prohibits collusion among competitors, as well as certain anticompetitive agreements between suppliers and purchasers, distributors and others. The Act also prohibits monopolization by a single company through illegal methods.

The CLAYTON ACT forbids certain tying arrangements (conditioning the sale of one product on the purchase of another product) and exclusivity commitments, and also regulates mergers, acquisitions and joint ventures affecting competition.

The ROBINSON-PATMAN ACT generally prohibits a supplier from charging different prices to different customers for a comparable product or service without a legal business basis such as functionally available volume discounts, differing costs of servicing the customers, or meeting the offer of a competitor, and where the price difference is likely to significantly harm competition.

The FEDERAL TRADE COMMISSION ACT prohibits unfair competition, including the types of behavior prohibited by the other antitrust laws, as well as unfair and deceptive practices aimed at consumers.

Virtually every state and most industrialized countries have their own antitrust or competition laws, penalties and enforcement authorities. State antitrust laws are generally similar to the federal laws, but may impose additional requirements or prohibitions on certain anticompetitive behaviors. If you have any questions about the permissibility of conduct under any applicable antitrust law, consult with the legal department or the Compliance Committee.

THE  PENALTIES
--------------

     Penalties for violating the antitrust laws can be severe. The Sherman Act imposes criminal sanctions, which can result in PRISON TERMS OF UP TO 3 YEARS AND/OR FINES OF $350,000 FOR INDIVIDUALS, AND $10 MILLION FOR FIRMS. Even more severe penalties are imposed under the Sentencing Guidelines if there are aggravating circumstances involved.

     In addition, successful plaintiffs in private civil suits are entitled to recover three times their actual damages ("treble damages"), plus costs and attorneys' fees. . Injunctions may also be imposed to stop the activity. Even where a company is found not to have violated the law, legal expenses in addition to the costs in time, reputation and lost business resulting from an antitrust investigation or defending a civil suit can be staggering.

PROHIBITED  BEHAVIORS
---------------------

     1.     Relationships  with  Competitors:
            ---------------------------------

     MacDermid, acting independently, is generally free to set its own prices, decide on own its terms and conditions of sale, select its customers and refuse to sell its products to other customers, without any significant risk of violating the antitrust laws. MacDermid may NOT, however, make any of these decisions by agreement with its competitors. Generally speaking, any agreement or understanding between competitors with regard to limiting the competition between them - whether in connection with prices, terms and conditions of sale, volume of production, bids, product line allocations, customers or territories - is per se illegal. This means that such agreements are illegal regardless of their purpose, business justification, or effects in the marketplace.

     The classic violation occurs when competitors get together and agree to "fix" prices. Clear or blatant price-fixing between competitors is illegal and is subject to criminal prosecution. Note that price fixing covers virtually any agreement between competitors affecting prices - it makes no difference whether the parties agree to raise, lower or stabilize prices, or whether the agreement directly or indirectly affects prices. It is just as illegal to agree with a competitor to give away products as it is to agree to double prices. Competitors may also not agree on a price range within which they will compete, on a common list or book price from which discounts are free to vary, or even on the discounts themselves.

     Other agreements between competitors that have the effect of limiting competition between them are equally unlawful. These include, but are not limited to, agreements to divide territories, customers or product lines, and agreements to boycott competitors, customers or suppliers. For example, it would be illegal if competitors agreed that one of them would concentrate its sales activities on the Americas and another would concentrate its activities in Europe or Asia, and that each would not "poach" business from each other. Similarly, it is unlawful for competitors to "rig" contracts to ensure that they do not come into head-to-head competition, or to agree not to supply products or services to certain customers.

     Thus, MacDermid employees may NEVER discuss or enter into any agreement, understanding, or "gentleman's handshake" with a competitor to:

(a)  fix  prices  or  other  terms  or  conditions  of  sale  or  purchase;

(b)  divide  the  market  by  allocating  products,  customers  or  territories;

(c)  rig  bids;

(d)  refuse  to  do  business  with  third  parties;  or

(e)  limit  or  reduce  production.

     Employees must also avoid attending any meeting with a competitor at which the subject of price or other competitively sensitive matters is likely to be discussed. If any of the subjects identified above is discussed at a meeting with a competitor, you must immediately and unequivocally state your objection to such discussion, leave the meeting, and report the meeting to the Compliance Committee.

     2.     Relationships  with  Suppliers,  Customers  and  Others:
            --------------------------------------------------------

     Somewhat different rules apply to MacDermid's relationships with its customers, suppliers and other third parties than to its competitive relationships. In particular, the antitrust authorities recognize that sellers may have legitimate reasons for wanting their distributors to act in a particular way - for example, to refrain from selling a competing manufacturer's products. A manufacturer that has invested significant resources in a dealer understandably does not want a competing manufacturer to be able to reap the benefits of those investments. So long as there are meaningful alternative sources of competing products available to consumers, these kinds of "vertical" restrictions are often permissible under the U.S. antitrust laws.

     Thus, MacDermid employees must NEVER fix the price at which a customer must resell the Company's products, or even recommend a resale price without first getting the approval of the legal department.

     Employees must also not, without first getting the approval of the legal department:

-     refuse  to  sell  to  a  customer  or  distributor;

- condition a customer's purchase of one item or service from MacDermid on the purchase of another item or service; or

- limit the suppliers from whom our customers can buy products, or the territory or customers to whom our customers can resell MacDermid products.

PRICE  DISCRIMINATION
---------------------

     The Robinson-Patman Act's principal goal is to prohibit price differences between customers that may "substantially" injure competition. A difference in "price" for purposes of these rules includes not simply differences in the stated or list price, but the ultimate, effective price to the customer, taking into account such factors as rebates or discounts, preferential delivery terms, promotional allowances, etc. MacDermid's practice is to charge the same price to competing buyers of the same product except when the law permits a price difference.

     There are two principal situations in which the law recognizes the propriety of such price differences. The first permits MacDermid to charge one customer a lower price than another based on a lower cost of selling products to the "favored" customer. Such cost savings may be manifest in volume discounts that take account of the lower per-unit cost of shipping in higher quantities, or in discounts that account for the costs of warehousing or similar services that are taken on by the customer and that would otherwise be provided or financed by MacDermid.

     The second exception recognizes MacDermid's right to "meet competition." This means that when a competing supplier offers a lower price to one of MacDermid's existing or potential customers, we are permitted to retain or to obtain that customer's business by meeting the competitive offer, without making the same concession to our other customers. However, proper documentation is extremely important if we plan to rely on this defense. The MacDermid representative who is recommending a price concession on this basis should determine that it is necessary to meet competition, i.e., that a competitor of MacDermid's has made an equally favorable or better offer to the customer; and they should submit with their recommendation the most reliable evidence of the competitive offer that can be obtained. The following are kinds of documentation that may be used to support a meeting competition defense, listed in order of preference:

- A contract, invoice or other writing signed or issued by the competitor and obtained from the customer, which sets forth the competitive price offer or allowance level;

- A statement signed by the customer setting forth information concerning the competitive offer in as much detail as the customer is willing to furnish;

- A report of a visual inspection by our representative of documentation of the type described in (1) along with the customer's commitment that such documentation will be retained for our mutual protection. This commitment and the disclosed terms of the competitive offer should be recorded in a file memorandum signed by our representative; or

- A statement for the file signed by our representative, setting forth his or her reasonable factual basis for believing that the price reduction would respond to an equally low or lower offer from the competitor.

NOTE, HOWEVER, THAT OUR EMPLOYEES MUST NOT UNDER ANY CIRCUMSTANCES ASK THE COMPETITOR INVOLVED WHAT OFFER WAS MADE OR WHAT PRICE IT IS CHARGING THE CUSTOMER. TO DO THIS COULD CONSTITUTE A "PER SE" VIOLATION OF THE ANTITRUST LAWS.

     Should you have any questions or concerns relating to these issues, you must consult with the Compliance Committee or the legal department before making any offer of a favorable price to a particular customer.


                                 INSIDER TRADING
                                 ---------------

     MacDermid of necessity may provide employees with significant confidential information about its business development, financial information and other proposed corporate activities. Private or personal use of this information can seriously harm MacDermid and its stockholders by fostering stock manipulation and advantaging our competitors. For these reasons, misusing confidential information (including using the information to trade in the Company's stock) or divulging this information to any other person, inside or outside the Company, who does not have a business need to know, is prohibited and constitutes a breach of the employee's responsibilities to MacDermid. Employees violating this policy are subject to disciplinary action.

     The United States securities laws prohibit you from taking advantage of your knowledge of confidential information (known as "inside information") by buying or selling stock before that information has been made known to the public. Usually, information is considered to be public two business days (48 hours) following release to the media. Obviously, you will always know more about MacDermid than the general public; the restrictions apply only to material
                                                                        --------
information, which means information that would be important to a reasonable investor in determining whether to buy, sell or hold Company stock. Examples of material information, which can be positive or negative, could include unexpectedly high or low sales or earnings, a major acquisition, the development or pending introduction of an important new product, gaining or losing a contract that would significantly affect sales volumes or a planned reorganization. Not all information or every event will be material, and you should check with the Compliance Committee or the legal department prior to a stock transaction if you have any questions about whether particular information is material.

     The insider trading laws apply to trades in the open market, to private transactions, to sales of stock acquired through the Company's employee stock plans and to stock over which you hold investment power, such as guardianship or trust. These laws prohibit not only you from personally trading on material non-public information but also from communicating or "tipping" such information in order to enable stock trading profits to be made or stock trading losses to be avoided by others.

     A person who violates these securities law provisions is subject to disgorgement of ill-gotten profits or losses avoided, may be fined a civil penalty of up to three times the amount of profit gained or loss avoided as a
                    -----------
result of the unlawful purchase or sale and may face a criminal penalty of up to $1,000,000 in fines and/or up to 10 years imprisonment. "Tippers" may also be held liable for trades by persons to whom they "tip" material inside information.

     These recommendations are made for your own protection and to make it less likely that anyone can fairly question your trades. If you have any questions concerning this issue or future purchases and sales, please contact the legal department.